UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

CENTRAL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 North Central Expressway Suite 1525 Dallas, Texas		75206
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 360-7480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with previous demands for indemnification by Razorback L.L.C. (“Razorback”) received by Rio Vista Operating Partnership L.P. (“RVOP”), a wholly owned subsidiary of Central Energy Partners LP (“Registrant”), under the Purchase and Sale Agreement dated December 26, 2007 (“Purchase and Sale Agreement”) between RVOP and Razorback, RVOP and certain of its affiliated parties (“Seller Affiliates”) and Razorback and certain of its affiliated parties (“Buyer Affiliates”) executed a Compromise Settlement Agreement and General Release (“Settlement Agreement”) effective as of October 14, 2013. Under the terms of the Settlement Agreement, not later than 60 days after the execution of the Settlement Agreement, RVOP or Seller’s Affiliates will pay the amount of $125,000 to Razorback in full satisfaction of all claims asserted by Razorback or Buyer Affiliates against RVOP or Seller Affiliates as of the date of the Settlement Agreement or any future claims that may be asserted by Razorback or any of the Buyer Affiliates against RVOP or any of the Seller’s Affiliates other than the claim asserted against Razorback by Cardenas Development Co. (the “Cardenas Claim”). Rio Vista remains responsible for any Losses (as defined in the Settlement Agreement) resulting from the Cardenas Claim in an amount not to exceed $50,000 (the “Contingent Payment”). In connection with the Settlement Agreement, each of the parties released each other from any other future claims that may arise as a result of the Purchase and Sale Agreement (except for the Contingent Payment).

As reported in the Registrant’s Quarterly Report on Form 10-Q for the period June 30, 2013, RVOP had accrued a reserve of approximately $283,000 for potential future obligations in connection with the Purchase and Sale Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By: Central Energy GP LLC,

its General Partner

By: /s/ Ian T. Bothwell

Ian T. Bothwell,

Executive Vice President,

Chief Financial Officer and

Principal Accounting Officer

Dated: October 18, 2013

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